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                                                                    Exhibit 11.1

                          Global Vocation Group, Inc.
                               Earnings Per Share
          Calculation of Pro forma Weighted-Average Shares Outstanding

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

                                    Year Ended       Three Months
                                   December 31,     Ended March 31,
                                       1997              1998
                                    ---------         ---------
Common Stock                        5,291,262         5,100,589
Convertible Preferred Stock                --           290,330
                                    ---------         ---------
Pro forma basic and
 diluted weighted average
 shares outstanding                 5,291,262         5,390,919
                                    =========         =========

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